UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
(Rule 14a-101)
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Filed by a Party other than the Registrant ☐
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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☑	Soliciting Material Pursuant to §240.14a-12

MILLIPORE CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
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The following email was sent to employees of Millipore Corporation on February 28, 2010:

To:  Millipore Worldwide Employees

From: Martin Madaus, Chairman, President and CEO

Re: Millipore and Merck KGaA Announce Transaction

After a very thorough process by Millipore’s Board of Directors, I am excited to share with you that the Company has announced a definitive agreement to be acquired by Merck KGaA.  Merck is a pharmaceutical and chemical Company based in Darmstadt, Germany with $10.5 billion in sales and traded on the Frankfurt Stock Exchange.

The transaction is valued at US $7.2 billion (including the assumption of debt) and creates a world-class partner for the Life Sciences sector.   We are excited to join a high quality company like Merck as we will gain greater scale and scope in the life science industry.  This is a very positive outcome for our employees and customers as we will continue to build on our strategy for growth, while maintaining our headquarters and senior management team.

Click here to view the full press release.

Merck is committed to investing in Millipore’s operations and maintaining our significant presence in the United States.  Its experience in integrating businesses and the fact that the transaction is aimed at combining expertise rather than leveraging cost synergies will pave the way for a successful integration.

For Merck KGaA this transaction is in-line with its strategy of focusing on high-margin innovative products in growth markets, expanding its geographical reach, particularly in the United States, building on its sector expertise, and balancing its business portfolio.

Millipore was an attractive candidate because of our strong brand and a proven track record of sustainable and profitable growth.  Adding Millipore’s bioprocess and bioscience expertise will allow Merck to address a large portion of the value chain for research and production customers in the life science industries. It also adds an exciting and dynamic business to its Chemicals Division.

This transaction is subject to regulatory approval in the U.S. (and abroad), which will require a shareholder approval and is expected to close in the second half of this year. We will keep you informed as we move through the process, but there are no immediate changes that will impact our employees or customers.

I know that many of you will have questions over the coming days and weeks, and while I may not be able to answer all of them right now, I promise to keep you informed as we move forward with this agreement.
We will be holding a short conference call and webcast with employees tomorrow morning at 10:30 a.m. ET.  Please watch your e-mail for the dial-in information and specifics.   We will also hold a special Town Hall meeting that will include Dr. Karl-Ludwig Kley, Chairman of the Executive Board of Merck KGaA later this week.  We will send details about the meeting when they become available.

Employee E-Mail from Martin Madaus-FINAL.doc 3/1/2010	12:10:56 PM

In the meantime, please continue to stay focused on the business and doing what you’ve always done here at Millipore -- providing our customers with the very best products, services and expertise.

Sincerely,

Martin Madaus
Chairman, President & CEO
Millipore Corporation

Cautionary Statements

 The statements herein that are not historical facts are forward-looking statements that involve substantial risks and uncertainties, including, without limitation, our ability to consummate the transaction referred to above.  Please refer to Millipore Corporation’s (“Millipore”) filings with the Securities and Exchange Commission (“SEC”), including its most recent Annual Report on Form 10-K, for more information on additional risks that could cause actual results to differ from the forward-looking statements made herein.  These forward-looking statements are made as of the date hereof and Millipore assumes no obligation to update them, whether as a result of new information, future events or otherwise, except as may otherwise be required by law.

Investors and security holders are urged to read the proxy statement regarding the business combination transaction referred to in the foregoing information, when it becomes available, because it will contain important information.  The proxy statement will be filed with the Securities and Exchange Commission by the Company.  Investors and security holders may obtain a free copy of the proxy statement (when it is available) and other documents filed by the Company with the SEC at the SEC’s website at www.sec.gov.  The proxy statement (when it is available) and these other documents may also be obtained for free from Millipore by directing a request to Joshua S. Young, Director of Investor Relations for Millipore, at 978-715-1527.

Investors may obtain a detailed list of names, affiliations and interests of the participants in the solicitation of proxies of Millipore's shareholders to approve the proposed business combination from the proxy statement filed with the SEC (when it is available).

Employee E-Mail from Martin Madaus-FINAL.doc 3/1/2010	12:10:56 PM